Exhibit 10.9

Name:	[●]
Number of Restricted Stock Units:	[●]
Grant Date:	[●]

DUNKIN’ BRANDS GROUP, INC.
2015 OMNIBUS LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (the “Agreement”) is made, effective as of the [●]th day of [●], [●] (the “Grant Date”), between Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”).
1.    Restricted Stock Unit Award. The Participant is hereby awarded, pursuant to the Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), and subject to its terms, a Restricted Stock Unit award (the “Award”) giving the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, [●] shares of Stock, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.    Vesting. Subject to Section 3 below, during the Participant’s Employment, the Award, unless earlier terminated, shall become vested as to one-third (1/3rd) of the total number of shares of Stock subject to the Award on each of the first, second and third anniversaries of the Grant Date, with the number of shares of Stock that vest on any such date being rounded down to the nearest whole share and the Award becoming fully vested on the third anniversary of the Grant Date. Notwithstanding the foregoing, shares of Stock subject to the Award shall not vest on any vesting date unless the Participant has remained in continuous Employment through the applicable vesting date. Except as provided in the first paragraph of Section 3 below, if the Participant’s Employment ceases for any reason, the Award, to the extent not already vested, will be automatically and immediately forfeited.
3.    Change in Control. If (i) in connection with a Change in Control the Award, to the extent outstanding immediately prior to such Change in Control, is assumed or continued, or a new award is substituted for the Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, and (ii) at any time within the 18-month period following the Change in Control, the Participant’s Employment is terminated by the Company (or its successor) without Cause, the Award (or the award substituted for the Award), to the extent then outstanding but not then vested, will automatically vest in full at the time of such termination.
If in connection with a Change in Control the Award is not assumed or continued, or a new award is not substituted for the Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, the Award, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the occurrence of such Change in Control.
4.    Delivery of Shares. The Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the year following such vesting) effect delivery of the shares of Stock with respect such vested portion to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No shares of Stock will be issued pursuant to the Award unless and until all legal requirements applicable to the issuance or transfer of such shares of Stock have been complied with to the satisfaction of the Administrator.
5.    Dividends; Other Rights. The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock, if any, to the Participant hereunder. The Participant is not entitled to vote any shares of Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which such shares of Stock are delivered to the Participant hereunder. The Participant shall have the rights of a shareholder only as to those shares of Stock, if any, that are actually delivered under the Award.
6.    Recovery of Compensation.
(a)    The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.
(b)    The Award is subject to Section 6(a)(5) of the Plan. The shares of Stock acquired hereunder are subject to forfeiture, termination and rescission, and the Participant will be obligated to return to the Company the value received with respect to the shares of Stock (including any gain realized on any subsequent sale or disposition of shares) (i) in accordance with any Company clawback or other policy relating to the recovery of incentive compensation, as such policy may be amended and in effect from time to time, or (ii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Nothing in the preceding sentence shall be construed as limiting the general application of Section 10 of this Agreement.
7.    Certain Tax Matters.
(a)    The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued shares of Stock upon the vesting or settlement of the Award (or any portion thereof), are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholding is due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)    By accepting the Award, the Participant hereby acknowledges and agrees that, unless the Administrator provides otherwise prior to a date on which a Withholding Obligation occurs, the Company will hold back whole shares of Stock otherwise deliverable under the Award having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company, in the determination of the Administrator), with the Company accepting a payment in cash or by check from the Participant to the extent of any remaining balance of the Withholding Obligation not satisfied by such withholding of shares.
(c)    Notwithstanding subsection (b) above, nothing in this Section 7 shall be construed as relieving the Participant of any liability for satisfying his or her obligations under the preceding provisions of this Section and the Participant also authorizes the Company and its subsidiaries to withhold any amounts in respect of the Withholding Obligation from any amounts otherwise owed to the Participant.
8.    Nontransferability. The Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
9.    Effect on Employment or Service Rights. Neither the grant of the Award, nor the delivery of shares of Stock under the Award in accordance with the terms of this Agreement, shall give the Participant any right to be retained in the employ or service of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.
10.    Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Grant Date has been furnished to the Participant.  By accepting the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  Except as provided herein, in the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

11.    Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
12.    Definitions. Initially capitalized terms not otherwise defined herein shall have the meanings provided in the Plan, and, as used herein, the following term shall have the meaning set forth below:

“Beneficiary” means, in the event of the Participant’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Participant prior to the Participant’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Participant’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Participant’s death, of an instrument of revocation in form acceptable to the Administrator.

14.    General. For purposes of the Award and any determinations to be made by the Administrator hereunder, the determinations by the Administrator shall be binding upon the Participant and any other person claiming rights to the Award.

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The Participant acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

Executed as of the ___ day of [●], [●].

Company:	DUNKIN’ BRANDS GROUP, INC.

By:
Name:
Title:

Participant:	__________________________________
Name:

Address: